SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Soliciting Material Under Rule
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))	14a-12
☒ Definitive Proxy Statement
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EQUITY RESIDENTIAL

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NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

You are cordially invited to attend Equity Residential’s 2008 Annual Meeting of Shareholders. This year’s meeting will be held on Tuesday, June 10, 2008, at 1:00 p.m., at Two North Riverside Plaza, Suite 2400, Chicago, Illinois, at which time shareholders of record at the close of business on March 31, 2008, will be asked to:

(1)	elect all trustees to a one-year term;

(2)	ratify our selection of Ernst & Young LLP as our independent auditor for 2008; and

(3)	consider any other business properly brought before the meeting.

We are pleased to take advantage of the new Securities and Exchange Commission rules allowing companies to furnish proxy materials to their shareholders on the Internet. We believe the new rules will allow us to provide shareholders with the information they need, while lowering the delivery costs and reducing the environmental impact of our Annual Meeting.

Your vote is very important. Whether or not you attend the meeting in person, I urge you to vote as soon as possible. Instructions on how to vote are contained in the Proxy Statement.

Thank you for your continued support of Equity Residential.

Sincerely,

Yasmina Duwe
First Vice President, Associate General Counsel and Secretary

Two North Riverside Plaza

Chicago, Illinois 60606

April 17, 2008

EQUITY RESIDENTIAL

Two North Riverside Plaza

Chicago, Illinois 60606

PROXY STATEMENT

This Proxy Statement contains information related to the Annual Meeting of Equity Residential (“Equity Residential” or the “Company”), which will be held on Tuesday, June 10, 2008, at 1:00 p.m., at Two North Riverside Plaza, Suite 2400, Chicago, Illinois.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following proposals:

•	Proposal 1 – the election of all trustees to a one-year term; and

•	Proposal 2 – the ratification of the Company’s selection of Ernst & Young LLP (“Ernst & Young”) as its independent auditor for the fiscal year ending December 31, 2008.

You have received these proxy materials because our Board of Trustees (the “Board”) is soliciting your proxy to vote your common shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”).

The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $7,000 plus expenses for these services. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies. We also expect that some of our employees may solicit our common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to new rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 17, 2008, we began mailing to all shareholders of record at the close of business on March 31, 2008, a Notice of Internet Availability of Proxy Materials (the “Notice”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies are included in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of shareholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who Is Entitled to Vote?

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 31, 2008 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on each proposal. As of the Record Date, a total of 270,502,249 common shares were outstanding and entitled to vote.

What Is Required to Hold the Meeting?

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions (in writing, by phone or over the Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

How Do I Vote?

Shareholders may vote in person at the Annual Meeting or by proxy. Shareholders have a choice of voting over the Internet by following the instructions provided in the Notice, or if you request printed copies of the proxy materials, you can also vote by using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice or proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you vote over the Internet or by telephone, you do NOT need to return your proxy card.

If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee and whether your shares should be voted for or against the other proposal.

What Are the Board’s Recommendations?

If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board. The Board recommends a vote:

•	Proposal 1: FOR the election of each of the nominees for trustee; and
•	Proposal 2: FOR the ratification of the selection of Ernst & Young as the Company’s independent auditor for 2008.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Can I Revoke or Change My Proxy?

Yes, you may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

How Can I Manage the Number of Annual Reports I Receive?

The SEC’s rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

CONTACTING THE BOARD OR LEAD TRUSTEE

The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary. All communications will be forwarded to our Lead Trustee.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no earlier than the close of business on November 18, 2008 and no later than the close of business on December 18, 2008. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary.

2007 ANNUAL REPORT

Additional copies of our 2008 Proxy Statement, 2007 Annual Report and Form 10-K for the year ended December 31, 2007, as filed with the SEC, may be obtained without charge by contacting Equity Residential - Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll free number: 1-888-879-6356; e-mail: investorrelations@eqrworld.com).

GOVERNANCE OF THE COMPANY

Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees, which presently consists of eleven members. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and the independent auditor.

The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Guidelines on Governance require that a majority of the trustees be independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

Charters for the Audit, Compensation and Corporate Governance Committees and the Company’s Guidelines on Governance and Code of Ethics and Business Conduct may be viewed on the Company’s website at www.equityresidential.com under Investor Information – Corporate Governance. In addition, the Company will mail copies of the Committee charters, the Guidelines on Governance and the Code of Ethics and Business Conduct to shareholders upon written request to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary or by contacting Investor Relations by phone (toll free number: 1-888-879-6356) or e-mail (investorrelations@eqrworld.com).

Corporate Governance

The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures over the past several years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders.

Lead Trustee. The Company’s Lead Trustee is Sheli Z. Rosenberg who, as an independent trustee, coordinates the other independent trustees, consults with the CEO on Board agendas, chairs the executive sessions of the non-management trustees and performs such other functions as the Board may direct. Ms. Rosenberg has been a trustee of the Company since our initial public offering in 1993 and brings to her role as Lead Trustee over thirty-five years of experience as an attorney and board member of public companies in an array of businesses.

Executive Sessions. Pursuant to the Company’s Guidelines on Governance, the non-management trustees meet in regularly scheduled executive sessions without management. The non-management trustees held four executive sessions in 2007.

Assessment of Board Performance and Board Processes. The trustees and Corporate Governance Committee annually assess the performance of the full Board, individual Board members, Board committees and Board processes based on input from all of the trustees.

Code of Ethics and Business Conduct. The Company has a Code of Ethics and Business Conduct that applies to all trustees, the Company’s chief executive officer, chief financial officer and chief accounting officer and all other officers and employees. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees. The Audit Committee has responsibility for reviewing the Company’s policies relating to the avoidance of conflicts of interests and reviewing any proposed related party transactions. For further discussion of related party transactions, see “Certain Relationships and Related Transactions.”

Succession Planning. In the event the Chairman of the Board and/or the CEO are unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim successor to the Chairman, (ii) the Chairman shall automatically be appointed to serve as the interim successor to the CEO and (iii) the Chair of the Compensation Committee of the Board will promptly call a meeting of the Committee to initiate the process for the selection of a permanent replacement for either or both positions, as necessary.

Board Resignation Policy. In March 2007, the Board amended its Guidelines on Governance to adopt resignation policies for any trustee nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “majority withheld vote”). Although trustees will continue to be elected by a plurality vote standard, the new resignation policies require that in any uncontested election, any trustee nominee who receives a majority withheld vote must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly disclose its decision and rationale in a Form 8-K furnished to the SEC.

Share Ownership Guidelines. In keeping with its belief that aligning the financial interests of senior officers and trustees of the Company with those of the shareholders will result in enhanced shareholder value, the Board has established ownership guidelines for the trustees and senior officers of the Company. These guidelines provide that within three years of joining the Company or a promotion, the following officers should own shares equal to the following respective multiple of their annual base salary: Chief Executive Officer – 5x; Executive Vice Presidents – 3x; and Senior Vice Presidents – 1x. All trustees are expected to own, within three years of joining the Board, at least $250,000 in Company shares or limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner. OP units are exchangeable on a one-for-one basis into the Company’s common shares. We recognize, of course, many officers and trustees will have much larger ownership stakes in the Company and view this as desirable.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that no such person failed to file any such report or to report any transaction on a timely basis during 2007, other than one report reflecting the grant of 1,051 restricted shares and 2,998 options to Mr. Evans, which was inadvertently filed late by the Company.

Meetings and Committees of the Board of Trustees

Meetings. During 2007, the Board held eleven meetings, with an average attendance of 89%. No trustee currently renominated has attended fewer than 82% of the total number of meetings held by the Board and all committees of the Board on which such trustee served. Nine trustees attended the 2007 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Guidelines on Governance. The Board has standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards. The Company also has an Executive Committee.

Audit Committee. The current members of the Audit Committee are Charles L. Atwood (Chair), Stephen O. Evans, John E. Neal and B. Joseph White. The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. In addition, the Board has determined that Mr. Atwood qualifies as an “audit committee financial expert” as defined by SEC rules. During 2007, the Audit Committee was comprised of Mr. Atwood (Chair), Mr. Evans (who was appointed in March 2007), James D. Harper, Jr. (who served until he retired from the Board in May 2007), Boone A. Knox (who served until March 2007), Mr. Neal and Mr. White. The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function. The Company’s senior internal audit officer reports to the Audit Committee. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer. During 2007, no member of the Audit Committee served on more than two other public company audit committees. The Audit Committee held twelve meetings in 2007, with an average attendance of 91%.

Compensation Committee. The current members of the Compensation Committee are John W. Alexander (Chair), Boone A. Knox, Desiree G. Rogers and Sheli Z. Rosenberg. During 2007, the Compensation Committee was comprised of Mr. Alexander (Chair), Mr. Harper (who served until he retired from the Board in May 2007), Mr. Knox, Ms. Rogers and Ms. Rosenberg. The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards, and no member of the Committee is a past or present officer or employee of the Company. The Compensation Committee’s responsibilities include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies regarding such matters for employees of the Company and overseeing the Company’s executive succession and management development plans. The Compensation Committee held six meetings in 2007, with average attendance of 96%.

Corporate Governance Committee. The current members of the Corporate Governance Committee are Stephen O. Evans (Chair), John W. Alexander, Desiree G. Rogers, Sheli Z. Rosenberg and B. Joseph White. The Corporate Governance Committee’s duties include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and making recommendations to the Board regarding the Company’s governance policies and practices, including its Guidelines on Governance and Code of Ethics and Business Conduct. The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Secretary as further described in “Trustee Nomination Procedures” below. The Corporate Governance Committee held two meetings in 2007, with attendance of 100%.

Executive Committee. The current members of the Executive Committee are Samuel Zell (Chair), David J. Neithercut, Stephen O. Evans and Boone A. Knox. The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The Executive Committee held four meetings in 2007, with average attendance of 88%.

Trustee Nomination Procedures

Trustee Qualifications. The Company’s Guidelines on Governance set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience. The Guidelines on Governance include a policy that Trustees retire at the age of 72, to which the Board may make exceptions for trustees who continue to be qualified to serve on the Board.

Identifying and Evaluating Nominees. The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. The Corporate Governance Committee considers candidates for the Board from current Board members, shareholders, professional search firms or other persons.

Shareholder Nominees. The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. A shareholder of the Company who is a shareholder of record both at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Company’s Board of Trustees if the shareholder complies with the following requirements. First, the shareholder must give the Secretary of the Company timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the close of business on the 150th day, nor later than the close of business on the 120th day, prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. Accordingly, for the Company’s annual meeting in the year 2009, the Secretary must receive the notice after the close of business on November 18, 2008, and prior to the close of business on December 18, 2008. The notice must set forth as to each individual the shareholder proposes to nominate (i) the name, age, business address and residence address of the individual, (ii) the class, series and number of any shares of beneficial interest of the Company owned of record or beneficially by the individual, (iii) the date such shares were acquired and the investment interest of the acquisition, (iv) all other information relating to the individual required to be disclosed as if it were a solicitation of proxies for a contested election of trustees or otherwise required by law and regulations, and (v) the individual’s written consent to be named in the proxy statement as a nominee and to serving as a trustee if elected. Moreover, the shareholder giving such notice must also include the class, series and number of all shares of the Company owned both of record and beneficially by such shareholder, distinguishing each, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that Section. A copy of such Section of the Bylaws may be obtained at no cost by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary.

Biographical Information

Former Executive Officers

The following are former executive officers of the Company who served in 2007.

Donna Brandin was Executive Vice President and Chief Financial Officer of the Company from August 2004 to September 2007.

Gregory H. Smith was Executive Vice President – Portfolio Management of the Company from January 2004 to December 2007. Mr. Smith was President – Central Division of the Company from April 1999 to December 2003.

Gerald A. Spector retired from the Company as Executive Vice President and Chief Operating Officer in December 2007. Mr. Spector, who has been a Trustee of the Company since March 1993, was appointed Vice Chairman of the Board of the Company as of January 1, 2008. See biographical information in Proposal 1.

Executive Officers

Set forth below are biographies of each of the Company’s executive officers as of April 1, 2008.

David J. Neithercut, Chief Executive Officer, President and a Trustee of the Company. See biographical information in Proposal 1.

Alan W. George, 50, has been Executive Vice President and Chief Investment Officer of the Company since January 2002. Mr. George was Executive Vice President – Acquisitions/Dispositions from February 1997 to January 2002. Mr. George is on the Executive Committee of the National Multifamily Housing Council and is also a member of the Urban Land Institute.

Mark J. Parrell, 41, has been Executive Vice President and Chief Financial Officer of the Company since October 2007. Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007, and was First Vice President – Capital Markets of the Company from February 2003 to July 2005.

John Powers, 60, has been Executive Vice President – Human Resources since December 2005. Mr. Powers was Senior Vice President – Human Resources from October 2000 to December 2005.

David Santee, 49, has been Executive Vice President – Operations of the Company since January 2007. Mr. Santee served as the Company’s Executive Vice President – Eastern Division from November 1996 to December 2006.

Bruce C. Strohm, 53, has been Executive Vice President and General Counsel of the Company since March 1995 and was Secretary of the Company from November 1995 to December 2006.

Mark N. Tennison, 47, has been Executive Vice President – Development of the Company since March 2004. Mr. Tennison was Senior Vice President and Chief Operating Officer of Pritzker Residential, a private multi-family investment and operating company, from October 1997 through March 2003.

Frederick C. Tuomi, 53, has been President – Property Management of the Company since March 2005. Mr. Tuomi has been Executive Vice President of the Company since January 1994 and served as President – Western Division from April 1999 to March 2005.

Trustees

Biographies of the Trustees are set forth below in Proposal 1.

PROPOSAL 1

ELECTION OF TRUSTEES

Independence of Trustees

Pursuant to the Company’s Guidelines on Governance, which require that a majority of our Trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of Trustees nominated for election at the upcoming annual meeting. The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family as necessary to comply with the definition of independence established by the NYSE. During the period covered by the Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such Trustees under the applicable NYSE definition of independence. As a result of this review, the Board affirmatively determined that all the Trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell, its Vice Chairman, Mr. Spector, who was an employee during 2007, and its employee trustee, Mr. Neithercut.

General Information about the Nominees

Our Declaration of Trust currently provides for the annual election of all trustees. All the nominees are presently trustees and each has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

Set forth below are biographies of each of our trustees as of April 1, 2008.

Incumbent Trustees Nominated for Re-Election

John W. Alexander, 61, has been a Trustee of the Company since May 1993 and is the President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies. He is also a partner of Meringoff Equities, a real estate investment and development company.

Charles L. Atwood, 59, has been a Trustee of the Company since July 2003. Mr. Atwood is Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc., a private gaming and hospitality company, and was Vice Chairman of its public predecessor company until its sale in January 2008. Mr. Atwood served as Harrah’s Chief Financial Officer from 2001 to 2006.

Stephen O. Evans, 62, has been a Trustee of the Company since the merger of Evans Withycombe Residential, Inc., of which he served as Chairman and Chief Executive Officer, into the Company in December 1997. Mr. Evans is President of Evans Realty Associates, a real estate investment company, and serves as a director of Biltmore Bank of Arizona.

Boone A. Knox, 71, has been a Trustee of the Company since the merger of Merry Land & Investment Company, Inc., of which he served as Chairman, into the Company in October 1998. Mr. Knox is the Managing Partner of Knox, Ltd. and the Managing Trustee of the Knox Foundation. Mr. Knox is a director of Cousins Properties, Incorporated.

John E. Neal, 58, has been a Trustee of the Company since July 1, 2006. Mr. Neal is a partner of Linden LLC, a private equity firm, and serves as a trustee of the Calamos Mutual Funds. Mr. Neal led Bank One's real estate lending and corporate banking businesses until the company was merged with JP Morgan Chase. Prior to Bank One, Mr. Neal led the real estate lending businesses at Kemper Financial Services and Continental Bank.

David J. Neithercut, 52, has been a Trustee and Chief Executive Officer of the Company since January 1, 2006 and President of the Company since May 2005. He was Executive Vice President – Corporate Strategy of the Company since January 2004. Mr. Neithercut was Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Mr. Neithercut is on the Board of Governors of NAREIT and the Executive Committee of the National Multifamily Housing Council. Mr. Neithercut is also a member of the Urban Land Institute.

Desiree G. Rogers, 48, has been a Trustee of the Company since October 2003. Ms. Rogers is the President of Peoples Gas and North Shore Gas, which are regulated utility subsidiaries of Integrys Corporation.

Sheli Z. Rosenberg, 66, has been a Trustee of the Company since March 1993 and Lead Trustee since December 2002. Ms. Rosenberg is the co-founder and former President of Northwestern University’s Center for Executive Women at the Kellogg School of Management. Ms. Rosenberg is a director of Equity LifeStyle Properties, Inc. (“ELS”), Ventas, Inc., CVS/Caremark Corporation, Nanosphere, Inc. and Avis Budget Group, Inc. Ms. Rosenberg was also a trustee of Equity Office Properties Trust (“EOP”) until its sale in February 2007.

Gerald A. Spector, 61, who retired from the Company as Executive Vice President and Chief Operating Officer in December 2007, has been a Trustee of the Company since March 1993 and Vice Chairman of the Board of the Company since January 1, 2008. Mr. Spector currently serves as Executive Vice President and Chief Administration Officer of Tribune Company, a privately-held diversified media company, with publishing, broadcast and interactive operations (“Tribune”). Mr. Spector was Executive Vice President of the Company from March 1993 and Chief Operating Officer of the Company from February 1995 until his retirement.

B. Joseph White, 60, has been a Trustee of the Company since May 1993. Mr. White has been President of the University of Illinois since February 2005. Mr. White was a professor at the University of Michigan Business School from 1987 through 2004, served as the Dean of the Business School from 1991 to 2001 and served as Interim President of the University of Michigan in 2002. In February 2003, Mr. White took a leave of absence from his faculty appointment at the University of Michigan Business School to serve as Managing Director of Fred Alger Management Company, a New York investment firm, until September 2003. Mr. White is a director of Kelly Services, Inc.

Samuel Zell, 66, has been Chairman of the Board of the Company since March 1993. Mr. Zell is the Chairman of the Board and President of Equity Group Investments, L.L.C. and Chairman of the Board

and CEO of Tribune. Mr. Zell is also Chairman of the Board of ELS, Capital Trust, Inc., Anixter International Inc. and Covanta Holding Corporation. Mr. Zell was also Chairman of the Board of EOP until its sale in February 2007.

Vote Required

A plurality of the votes cast in person or by proxy at the meeting is required for the election of trustees. This means that the eleven nominees who receive the most votes will be elected. Abstentions will have no effect on the outcome of the election of trustees. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your common shares to approve the election of any substitute nominee proposed by the Board. Although trustees are elected by a plurality of the votes cast, any nominee for trustee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will be required under the terms of our Guidelines on Governance to tender his or her resignation for the consideration of the Board. See “Corporate Governance” above.

Board Recommendations

The Board recommends that you vote “FOR” each of the eleven nominees for a one-year term.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2008. The Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Although shareholder action on this matter is not required, the Board believes it is good corporate practice to seek shareholder ratification of its selection. If the selection is not ratified, the Audit Committee will consider whether it is appropriate (without obligation) to select another public accounting firm. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2007 and 2006 were as follows:

Type of Fees:	2007	2006	% Change
Audit fees (1)	$1,482,100	$1,565,872	(5.3%)
Audit-related fees (2)	320,750	606,826	(47.1%)

Subtotal:	1,802,850	2,172,698	(17.0%)
Tax compliance/preparation fees (3)	546,550	535,974	2.0%
Tax consulting fees (4)	130,574	142,437	(8.3%)

Subtotal:	677,124	678,411	(0.2%)
All other fees	-	-	-

Total Fees:	$2,479,974	$2,851,109	(13.0%)

(1)	Audit fees are incurred for the review and audit of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting included in their respective Annual Reports on Form 10-K, the review of the Company’s and the Operating Partnership’s interim financial statements included in their respective Quarterly Reports on Form 10-Q, and for consents related to SEC registration statements and comfort letters related to public offerings of registered securities. Audit fees include $510,000 in 2007 and $595,000 in 2006 related to the Company's and the Operating Partnership’s Sarbanes-Oxley audits of internal control over financial reporting.

(2)	Fees for audit-related services include services associated with asset acquisitions requiring SEC 3-14 audits, legally required employee benefit plan audits and subscriptions to online accounting and tax information services.

(3)	Tax compliance and preparation fees are incurred for the preparation of tax returns for the Company, the Operating Partnership and numerous subsidiaries, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings and taxable REIT subsidiaries.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2007 and 2006 and has selected Ernst & Young as independent auditor for 2008, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2008. The Pre-Approval Policy details with specificity the services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2008 will require the further advance review and approval of the Audit Committee. The Audit Committee has delegated the authority to grant any such additional required approval to its Chairman between meetings of the Committee, provided that the Chairman reports the details of the exercise of any such delegated authority at the next meeting of the Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting is required to ratify the selection of Ernst & Young. Abstentions will have no effect on the outcome of the vote. If Proposal 2 does not pass, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2008 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s independent auditor for 2008.

COMMON SHARE AND OP UNIT OWNERSHIP OF

TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 1, 2008, concerning the beneficial ownership of the Company’s common shares and OP units by each trustee, its current named executive officers, and the trustees and all executive officers as a group.

	Number of Common Shares/OP Units(1)	Options Exercisable Within 60 Days	Percentage of All Common Shares(1)	Percentage of All Common Shares and OP Units(1)
Named Executive Officers
David J. Neithercut	375,851(2)	847,166	*	*
Alan W. George	184,363(3)	331,643	*	*
Frederick C. Tuomi	217,310	338,372	*	*
Mark J. Parrell	13,276	10,531	*	*

Trustees
Samuel Zell	8,191,742(4)	2,417,285	3.82%	3.65%
David J. Neithercut (see above)	--	--	--	--
Gerald A. Spector	866,518(5)	973,737(5)	*	*
John W. Alexander	90,727	74,478	*	*
Charles L. Atwood	20,679	22,146	*	*
Stephen O. Evans	1,299,090(6)	6,544	*	*
Boone A. Knox	3,446,452(7)	27,640	1.29%	1.20%
John E. Neal	9,770	4,660	*	*
Desiree G. Rogers	14,610	11,187	*	*
Sheli Z. Rosenberg	324,403(8)	57,640	*	*
B. Joseph White	47,678	42,640	*	*

Trustees and Executive Officers as a Group (18 persons)	15,479,423	5,477,432	7.44%	7.13%

*	Less than 1%.

(1)	On March 1, 2008, a total of 270,165,287 common shares, including unvested restricted share awards, and 18,302,354 limited partners’ OP units were outstanding. OP Units are exchangeable on a one-for-one basis into the Company’s common shares. Except as otherwise noted, each person has sole voting and investment power over the shares listed. As of February 2008, the following common shares/OP units were pledged as security: (i) 4,531,930 common shares/OP Units as to which Mr. Zell disclaims beneficial ownership; (ii) 21,755 common shares held by Mr. Neithercut; (iii) 208,454 common shares held by Mr. Spector and (iv) 15,326 common shares held by Mr. Tuomi.

(2)	Includes 2,874 common shares beneficially owned by a partnership, of which Mr. Neithercut is general partner. Also includes 23,692 common shares beneficially owned by grantor trusts for the benefit of Mr. Neithercut’s children, as to all of which Mr. Neithercut disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(3)	Includes 500 common shares beneficially owned in joint tenancy by Mr. George and his spouse.

(4)	Includes 4,863,502 OP Units, 4,462,828 of which Mr. Zell does not have voting or dispositive power over and disclaims beneficial ownership of except to the extent of his pecuniary interest therein. Also includes 600 common shares beneficially owned by a trust of which Mr. Zell’s spouse is the trustee and of which Mr. Zell disclaims beneficial ownership of except to the extent of his pecuniary interest therein. Also includes 1,206,968 common shares beneficially owned by an entity managed or controlled by Mr. Zell and of which Mr. Zell does not have voting or dispositive power over and disclaims beneficial ownership of except to the extent of his pecuniary interest therein. Also includes 22,057 common shares beneficially owned by a trust of which Mr. Zell is the sole trustee and beneficiary and, as such, may be deemed the beneficial owner of. Also includes 3,738 common shares beneficially owned by trusts for the benefit of Mr. Zell and his family, all of which Mr. Zell does not have voting or dispositive power over but may be deemed the beneficial owner thereof. Also includes 60,000 common shares beneficially owned by a family foundation of which Mr. Zell is a director and of which Mr. Zell does not have a pecuniary interest therein.

(5)	Includes 90,577 common shares beneficially owned by Mr. Spector’s spouse, and 6,946 common shares beneficially owned by Mr. Spector, not individually but as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership. Also includes 25,015 common shares and 188,447 options beneficially owned by the Spector Family Dynasty Trust, of which Mr. Spector is the sole trustee and, as such, may be deemed the beneficial owner thereof.

(6)	Includes 130,000 common shares and 35,554 OP Units beneficially owned by certain entities managed or controlled by Mr. Evans, and 1,103,224 OP Units beneficially owned by a limited partnership of which Mr. Evans serves as a general partner, as to all of which Mr. Evans disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(7)	Includes 2,683,790 common shares beneficially owned by certain entities managed or controlled by Mr. Knox as to which Mr. Knox disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also includes 6,228 common shares beneficially owned by Mr. Knox’s spouse as to which Mr. Knox disclaims beneficial ownership. Also includes 359,678 common shares beneficially owned by a foundation of which Mr. Knox is the trustee and as to which Mr. Knox disclaims beneficial ownership. Also includes 144,298 common shares beneficially owned by Mr. Knox's sister-in-law over which Mr. Knox has investment authority and as to which Mr. Knox disclaims beneficial ownership.

(8)	Includes 72,084 common shares beneficially owned by Ms. Rosenberg’s spouse as to which Ms. Rosenberg disclaims beneficial ownership. Also includes 3,056 OP Units.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to own more than 5% of the Company’s 269,554,661 outstanding common shares as of December 31, 2007.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares
Morgan Stanley (1)
1585 Broadway	21,747,370	8.1%
New York, NY 10036

The Vanguard Group, Inc. (2)
100 Vanguard Blvd.	17,371,445	6.4%
Malvern, PA 19355

Barclays Global Investors, NA. (3)
45 Fremont Street	16,647,668	6.2%
San Francisco, CA 94105

(1)	The Schedule 13-G filed by Morgan Stanley on February 14, 2008, states that as of December 31, 2007, it has sole power to vote 14,223,103 shares, shared power to vote 1,003 shares, and sole power to dispose of 21,747,370 shares. Its wholly-owned subsidiary, Morgan Stanley Investment Management Inc., an investment adviser, has sole power to vote 10,527,969 shares, shared power to vote 1,003 shares, and sole power to dispose of 16,215,400 shares.

(2)	The Schedule 13-G filed by The Vanguard Group, Inc. on February 14, 2008, states that as of December 31, 2007, it has sole power to vote 295,306 common shares and has the sole power to dispose of 17,371,445 common shares.

(3)	The Schedule 13-G filed by Barclays Global Investors, NA. (“BGI”) on February 5, 2008, states that as of December 31, 2007, BGI has sole power to vote 14,545,521 common shares and has the sole power to dispose of 16,647,668 common shares which are held by BGI in trust accounts for the economic benefit of the beneficiaries of those accounts.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Mission and Vision

As an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets, the Company has developed these statements of its mission and vision:

Mission: To Be America’s Choice for Apartment Living by being uncompromising in delivering on our commitments to our customers, employees and shareholders.

Vision: We will enhance our position as a leader in the apartment industry by leveraging our size and scale in four critical ways:

•	Investing or “recycling” capital investments in apartment communities located in strategically targeted markets, to maximize our total return on an enterprise level.
•	Meeting the needs of our customers by offering a wide array of product choices and a commitment to service.
•	Engaging, retaining and attracting the best people by providing them with the education, resources and opportunities to succeed.
•	Sharing resources, customers and best practices in property management and across the enterprise.

Compensation Philosophy

To achieve this mission and vision – including engaging and retaining our workforce, as well as attracting the best people in the industry – the Company developed the Equity Residential Compensation Philosophy. This Philosophy represents the Company’s commitment to employees concerning their compensation and calls for compensation programs and structures that are:

•

Competitive and market-based. The Company maintains a competitive position on total compensation in the marketplace to engage employees, retain high performers and attract the best apartment industry talent.

•	Performance driven. The Company offers incentive compensation plans with opportunities for the highest performers to earn the highest rewards on a total compensation basis.

•

Fair and internally equitable. The Company’s salary structure and incentive compensation plans are designed to compensate every employee fairly compared to other Company employees, both in the same job and in other jobs.

•

Consistent and flexible. The Company’s compensation programs apply the same principles for all employees, taking into account employee and company performance levels, documented variations in local markets, and differences in job structures.

•

Easy to understand and administer. The Company sets salary ranges based on reliable, location-specific data, adjusting ranges periodically for changes in the marketplace. Managers are given the tools and information they need to make sound compensation decisions that are consistent with this philosophy. Managers are held accountable for making good compensation decisions.

•

Openly communicated. The Company regularly and openly communicates with its employees to explain how positions are evaluated and how they compare to others in the industry and the Company. Managers are given the information and education they need to be experts on this philosophy, as well as our compensation program and structure. Managers are held accountable for communicating the compensation program, expectations and decisions to their employees.

Performance Management

The Company’s compensation program rewards executives and employees based on their contributions to our success. The Company’s performance management program links compensation to both individual and Company results for approximately 1,500 corporate and property-level executives, managers, and supervisors. The program rates participants’ annual achievement against both financial goals and non-financial performance objectives. In addition to aligning pay with performance, the program is designed to make the Company’s performance expectations clear to employees and to measure and reward performance consistently throughout the organization. Under the program, supervisors and managers prepare an annual performance assessment for each participant.

Assessment of Company Performance. Each year, the Company establishes a set of Company goals and department goals for senior executives to align their goals with the Company’s. These include financial goals as well as objectives that move the Company forward in terms of our Mission and Vision and our commitments to shareholders, customers and employees. In December 2006, Chief Executive Officer and President, Mr. Neithercut, presented 2007 Company and department goals to the Compensation Committee for review and discussion, and summarized the Company’s goals for the Board of Trustees. Management reviewed progress on the goals and objectives with the Compensation Committee periodically in 2007. Also, the goals and objectives were posted on the Company’s intranet for access by all employees.

At 2007 year-end, Mr. Neithercut presented an assessment of Company performance against the Company’s goals and department goals to the Compensation Committee with both relevant metrics and subjective measures. The Chairman of the Compensation Committee presented a summary of performance against the Company’s goals to the Board. For compensation purposes, the Compensation Committee made its own assessment of performance against the Company’s goals and department goals. The Compensation Committee discussed this assessment with the other independent members of the Board.

Assessment of Individual Executive Performance. Mr. Neithercut’s performance is determined by an assessment of the Compensation Committee, in consultation with independent members of the Board, of the achievement of both Company financial goals and objectives, as well as department goals and objectives.

Individual performance of all other Executive Officers is determined by the assessment of the Company’s goals, as well as relevant department goals and objectives. That assessment is conducted by Mr. Neithercut in consultation with the Compensation Committee.

For the purpose of compensation decisions, these assessments are considered along with other relevant factors, including Company financial performance, by the Compensation Committee and the other independent members of the Board.

Company Performance in 2007

Although Total Shareholder Return reflected the industry downturn, the Company’s overall results for 2007, both financial and non-financial, were strong. Company performance included these results:

•

Total Shareholder Return. In a year that saw negative returns from the entire residential REIT sector, the Company’s total shareholder return was -24.7%, as compared to a positive 35.7% the previous year. Our 2007 return out-performed that of our most comparable multi-family competitors.

•	Dividend Increase. The Company increased the dividend on common shares for the Fourth Quarter to $0.4825 per share, for a record-high annual dividend of $1.87 per share in 2007.

•

Financial Results. The Company increased Funds from Operations (FFO) to $2.39 per share compared to $2.27 per share for 2006. Revenue from same-store properties increased by 4.3%; same- store expenses increased by only 2.1%; and same-store net operating income increased by 5.6%.

•

Portfolio Transformation. The Company continued the transformation of its portfolio by selling assets, typically in smaller, second-tier markets, such as Charlotte, Minneapolis and Nashville, and buying assets in core markets, such as the New York metropolitan area and Southern California. These core markets share our target characteristics of high barriers to entry, higher than average job growth, large renter populations, an attractive quality of life, and high single-family home costs. In 2007, the Company acquired 36 properties with 8,167 apartment units for $1.7 billion, while selling 73 properties with 21,563 apartment units for $1.9 billion, generating an unleveraged internal rate of return of 11.1%. In addition, the Company sold 617 condominium units for $164.2 million.

•

Development. The Company completed four development projects: Mozaic in Los Angeles, CA (272 units); Vintage in Ontario, CA (300 units); Highland Glen II in Westwood, MA (102 units); and Bella Vista Phase III in Woodland Hills, CA (264 units). We started six projects with a total of 1,676 units located in the following locations: Brooklyn, NY; Orlando, FL; Montclair, NJ; South Miami/Coral Gables, FL; and Seattle, WA. Three completed development assets were stabilized at a combined average yield of 7.0%. We opened the first of our buildings at West End Apartments in Boston, leasing 90% of the apartments, as well as opening a new 556-space underground parking garage.

•

Strong Employee Engagement. The Company achieved a score of 79% on its 2007 employee engagement survey, substantially higher than the average of other national companies. The Company also better aligned property management leaders, both corporate and on-site, with an enhanced performance management program that increases focus on key performance drivers and gives more visibility to performance metrics.

Executive Performance in 2007

As Chief Executive Officer and President, Mr. Neithercut has responsibility for Company financial performance, overall Company goals and department objectives. He was directly involved in the results detailed in “Company Performance in 2007” above. Mr. Neithercut worked closely with each of the executive officers in formulating department objectives and tracking performance on those objectives throughout the year. He is accountable, along with each executive officer, for the achievement of those objectives.

Performance of the Chief Operating Officer was determined by Mr. Neithercut’s assessment of achievement of the Company’s goals and those department goals for which Mr. Spector had functional responsibility: Property Management, Facilities Management, Revenue and Information Technology. Mr. Spector’s contributions in 2007, as in prior years, extended beyond his functional areas to achievement of overall financial results and participation in investment decisions that support portfolio transformation and increased development.

As Executive Vice President and Chief Investment Officer, Mr. George was responsible for contributing to the overall financial results of the Company and achievement of overall Company goals, as well as achievement of departmental goals and objectives in the areas of Transactions and the Condominium Division. He has direct responsibility for an exceptional volume of property acquisitions and dispositions that achieved the financial results and portfolio transformation detailed in “Company Performance in 2007” above. Acquisitions totaled $1.7 billion including numerous assets in core markets considered to have high barriers to entry. Dispositions, mostly of assets in the Company’s non-core markets, totaled $1.9 billion, generating an unleveraged internal rate of return of 11.1% on the Company’s investment. And as mentioned, the Condominium Division sold 617 units for $164.2 million.

Mr. Tuomi, Executive Vice President and President – Property Management, is responsible for contributing to the overall financial results of the Company and achievement of overall Company goals, as well as achievement of departmental goals and objectives in Property Management. He has direct responsibility for rental income and related revenues, property operating expenses, on-site customer service and leadership of property management employees across the entire Company portfolio. The Company’s operations achieved a 4.3% increase in same-store revenue while holding the same-store expense increase to 2.1%. These achievements had a significant impact on the Company’s financial results, including a 5.6% increase in same-store net operating income.

Mr. Tuomi also participated in the achievement of significant objectives, including implementation of an improved performance management program for Property Management and strong employee engagement detailed in “Company Performance in 2007” above. He contributed to the Company’s portfolio transformation and increased development as well.

As Executive Vice President and Chief Financial Officer, a position he assumed in October 2007, Mr. Parrell is responsible for contributing to the overall financial results of the Company and achievement of overall Company goals. He is also responsible for achievement of departmental goals and objectives in the areas of Accounting, Budgeting, Investor Relations, Tax and Treasury, as well as having administrative responsibility for Internal Audit. Both as Chief Financial Officer, and in his previous role as Senior Vice President and Treasurer, Mr. Parrell contributed to achievement of the financial results detailed in “Company Performance in 2007” above. In addition, he directed achievement of significant goals and objectives in his functional areas. These included overseeing the completion of $1.8 billion in 1031 like-kind exchanges necessitated by the sale of the Lexford Division; managing relationships with rating agencies, secured lenders and banks; timely Sarbanes-Oxley compliance testing without material exception; and more clearly articulating the Company’s strategy and accomplishments to the investment community.

The assessments of Company and individual executive performance are factors in determining each of the elements of executive compensation below, along with such factors as Company financial results and shareholder returns.

Executive Compensation

Objectives of the Compensation Program

The Company’s executive compensation program has these specific objectives:

•	recognize and reward the qualifications, experience and expertise our executives bring to the enterprise and their ongoing contributions;
•	reward achievement of both current-year objectives and the Company’s long-term success;
•	motivate current and future performance and align the interests of its executives with the interests of the Company and its shareholders by providing an opportunity to participate in the appreciation of the value of the Company’s shares over time through share-based compensation; and
•

encourage the retention of key executives by providing competitive compensation and opportunities for superior pay for superior performance by ensuring that a significant percentage of their total compensation includes multi-year vesting provisions.

Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee has, from time to time, engaged an outside consultant to provide an annual competitive benchmarking analysis for the executive officers. This analysis utilizes data from a peer group of real estate companies across a variety of asset classes, i.e., multi-family, office, industrial and retail. The Committee and the Company use this information as context for decisions about compensation practices and about pay levels for individual executive officers.

The peer group consists of 19 public REITs and one public real estate operating company that are of the largest size (by total market capitalization) within the public real estate industry across a variety of asset classes. The total market capitalization of this peer group ranges from approximately $5 billion to $46 billion, with a median of approximately $14 billion (as of December 1, 2007). The Company’s total capitalization at that time ranked it in the top 8 of this 20 entity peer group.

The peer group members included: AMB Property Corporation, Apartment Investment and Management Company, Archstone-Smith Trust, Avalon Bay Communities Inc., Boston Properties, Inc., Brandywine Realty Trust, Brookfield Properties Corporation, Camden Property Trust, Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Office Properties Trust, Forest City Enterprises, Inc., General Growth Properties, Inc., Host Hotels & Resorts, Inc., Kimco Realty Corporation, Liberty Property Trust, ProLogis, Simon Property Group, Inc., United Dominion Realty Trust, Inc., and Vornado Realty Trust. (Archstone-Smith Trust and Equity Office Properties Trust were acquired by private interests during 2007.)

The Company retained a consultant, FPL Associates Compensation (“FPL”), to assist in the benchmarking process. FPL compared the Company’s performance against that of the peer group using metrics of: (a) year-to-date total shareholder return (as of December 1, 2007); (b) 2006 total shareholder return; (c) 3-year annualized total shareholder return; and (d) 2006 FFO per share growth and estimated 2007 FFO per share growth.

FPL also compared the individual components and total compensation of the Company’s top executives to the compensation of executives in comparable positions within the peer group. The tables provided to the Company’s Compensation Committee highlighted the 25th percentile, median, average, 75th percentile and 90th percentile market practices, and then displayed each of the Company’s listed executives’ compensation as a percentage of the variance from the market median, average and 75th percentile.

Finally, FPL examined the level of compensation provided to the Company’s top four executive officers over the past three years as it relates to “shareholder value,” as defined by FPL, created over such period for both the Company and its peer group. FPL noted that while the Company was in the 65th percentile of shareholder value created, it was only in the 29th percentile of total remuneration of its executives as a percentage of shareholder value created.

Elements of Total Compensation

The Company takes a “total compensation” approach to executive compensation, meaning that each element of direct compensation is considered both individually and in terms of the total amount paid to an executive. An executive’s direct compensation program consists of three elements: a fixed annual salary; short-term incentives in the form of a discretionary annual cash bonus; and discretionary annual long-term compensation, which consists of both share and option awards that vest over time. Other forms of potential compensation, including potential change in control/post-employment payments, are discussed in the Compensation Tables.

Annual Salary

Annual salaries are paid to executive officers with the same objectives as salaries paid to all employees of the Company:

•	recognizing and rewarding their qualifications, the experience and expertise they bring to the enterprise, and the ongoing contributions they make to the business;
•	rewarding the achievement of the previous year’s objectives, as well as the long-term success of the Company; and
•	encouraging employee retention by providing competitive compensation.

The Company reviews its overall salary structure annually to determine that salaries remain competitive. The review considers data from compensation surveys of the real estate industry in general, the multi-family housing industry and, for certain positions, the general industry. Individual salaries are reviewed at least annually, with most reviews taking place at year-end. Salary increases may be granted based on both performance and the employee’s position in the applicable salary range.

For executive officers, the annual salary is determined at the beginning of the year, taking into consideration each executive’s responsibilities, qualifications, performance in the previous year, the degree to which the executive has reached full proficiency in the position, ongoing contributions to the Company’s success, salaries paid to the other executive officers and external benchmarking data.

Mr. Neithercut’s annual salary for 2007 of $625,000 was determined by the Compensation Committee, together with the other independent members of the Board, in January 2007. The Committee took into consideration the factors discussed in the previous paragraph.

For executive officers other than the Chief Executive Officer and President, annual salaries for 2007 were determined by Mr. Neithercut in consultation with the Compensation Committee, in a series of meetings in December 2006 and January 2007, and for Mr. Parrell at the time of his appointment as Chief Financial Officer in October 2007. The factors discussed above were taken into consideration in making those decisions.

Annual Cash Bonus

The second element of direct compensation is an annual cash bonus, which for executive officers is meant to:

•	reward achievement of current-year objectives, as well as the long-term success of the Company; and
•	encourage the retention of key executives by providing competitive compensation and opportunities for superior pay for superior performance.

Executive officers are awarded discretionary cash bonuses annually based on a number of factors, including both Company performance and individual performance. The amount of the award is determined as follows: each executive officer has a bonus target amount; the target is set at the time of hire or promotion, although it can be adjusted from time to time, typically at the time of the year-end compensation process for the following year; the bonus target is expressed as a percentage of annual salary; and in any year, the cash bonus an executive officer actually receives can be greater or less than the target.

Mr. Neithercut’s cash bonus target for 2007 was $937,500 — 150% of his annual salary. His actual annual cash bonus is determined by the Compensation Committee and approved by the independent members of the Board. Factors taken into account in this determination include the bonus target, the Committee’s assessment of performance against Company goals and department goals, bonuses paid to the Company’s chief executive officer in prior years, bonuses paid to the executive officers, external benchmarking data, the Company’s overall financial condition, and any other factors deemed relevant by the Compensation Committee.

Mr. Neithercut’s annual cash bonus was 53.33% of target, reflecting overall Company performance in 2007, as previously discussed, financial results, and portfolio transformation as well as achievement of current-year goals and objectives.

Bonus targets as a percentage of salaries for the named executives other than Mr. Neithercut are: Mr. Spector, 127%; Mr. George and Mr. Tuomi, 75%; and Mr. Parrell, 46.15%, reflecting nine months as Senior Vice President and Treasurer and three months as Executive Vice President and Chief Financial Officer.

Each executive officer’s actual bonus (except his own) is determined by Mr. Neithercut in consultation with the Compensation Committee, using the bonus target as a baseline, and considering the assessment of Company performance, the assessment of individual performance against department goals and objectives, bonuses paid to the other executive officers and employees, external benchmarking data, the Company’s overall financial condition, and any other factors deemed relevant by Mr. Neithercut.

Cash bonuses paid to the ten executive officers as a group for 2007 were 20.0% below target as a result of both the Company performance in 2007 discussed above and each executive’s individual performance. Bonuses paid to the ten executive officers as a group for 2007 were 29.3% lower than bonuses paid to the ten Executive Officers for 2006.

Mr. Spector’s annual cash bonus was 57.14% of target, as a result of both overall Company performance in 2007, his achievement of current-year functional goals and objectives as Chief Operating Officer and his broader contributions to the Company’s overall goals and investment decisions.

Mr. George’s annual cash bonus was 110% of target, reflecting overall Company performance in 2007, continued transformation of the Company’s portfolio through acquisitions of targeted assets in core markets for $1.7 billion and through dispositions of $1.9 billion. Through these acquisitions and dispositions, he exceeded his goals in successfully furthering the reconfiguration of the Company’s assets, including market exits and managing dilution, as part of the Portfolio Transformation described in “Company Performance in 2007” above. Mr. George provided additional contributions to Company financial results in Condominiums and support of Portfolio Management decisions, and in his role in achieving overall Company and departmental goals and objectives.

Mr. Tuomi’s annual cash bonus was 84.5% of target, reflecting overall Company performance in 2007, his significant contribution to financial results, and overall Company objectives, as well as his achievements on a broad range of Property Management goals and objectives, and his contributions in the transformations of property operations and the portfolio.

Mr. Parrell’s annual cash bonus was 133% of target, reflecting both financial results and his achievement of current-year functional goals as Chief Financial Officer and in his prior position as the Company’s Treasurer.

Annual cash bonus amounts for the named executive officers are shown in the Summary Compensation Table below.

Emphasis on Long-Term Compensation: Share Awards and Option Awards

The third element of direct compensation, after annual salary and cash bonus, is long-term compensation consisting of Share Awards and Option Awards, which are meant to:

•	align the interests of key executives with the interests of the Company and its shareholders;
•	motivate current and future performance by providing opportunity to participate in the appreciation in the value of the Company’s shares over time;
•	recognize and reward executive officers’ ongoing contributions to the business; and
•	encourage the retention of its executive officers.

The Company believes that share ownership by our executive officers is the most direct way to align their interests with those of our shareholders. As a result, each executive officer’s total annual compensation package includes a significant portion of Share Awards and Option Awards. The larger one’s total compensation is, the larger the percentage that Share Awards and Option Awards will make up of the total annual compensation. Sixty-five percent of Mr. Neithercut’s 2007 total annual compensation is comprised of Share Awards and Option Awards that vest over time.

Executive officers are awarded long-term compensation annually based on a number of factors, including both Company performance and individual performance for the previous year. The amount of the awards is determined as follows. Each executive officer is assigned a long-term compensation target amount. The long-term compensation target is expressed as a percentage of annual salary or of annual salary plus cash bonus. In any year, the long-term compensation an executive officer actually receives can be greater or less than the target.

Mr. Neithercut’s long-term compensation target was $2,343,750 — 150% of his total cash compensation (Annual Salary plus Annual Cash Bonus target). His annual long-term compensation is determined by the Compensation Committee together with the other independent members of the Board. Factors taken into account in this determination include the long-term compensation target, Company performance, the value of similar awards to chief executive officers of comparable companies, the long-term compensation awards given chief executive officers in past years, the Company’s overall financial condition, long-term compensation paid to the other executive officers and employees for the current year, as well as any other factors deemed relevant by the Committee.

Mr. Neithercut’s long-term compensation was 87.3% of target, reflecting current-year performance, as well as his leadership role in the long-term financial success of the Company and in building the value of the Company’s portfolio.

Long-term compensation targets for 2007 for the named executive officers other than Mr. Neithercut are Mr. Spector, 188% of total cash compensation target; Mr. George and Mr. Tuomi, 100% of total cash compensation target; and Mr. Parrell, 61.5% of annual salary, reflecting nine months as Senior Vice President and Treasurer and three months as Executive Vice President and Chief Financial Officer.

The actual long-term compensation award is determined by Mr. Neithercut in consultation with Mr. Spector (except for his own long-term compensation) and the Compensation Committee, using the target as a baseline. Factors taken into account in determining each executive officer’s actual long-term compensation award include Company performance for the year, as previously discussed, the Company’s overall financial condition, the executive’s performance against annual goals and objectives, and the percentage of long-term compensation target paid to the other executive officers and employees.

Long-term compensation earned by the ten executive officers as a group for 2007 was 3.5% above target as a result of the achievements discussed in Company Performance in 2007, as well as each executive’s individual performance. Long-term compensation paid to the ten executive officers as a group for 2007 was 7.7% lower than long-term compensation paid to the ten executive officers for 2006.

Mr. Spector’s long-term compensation was 93.6% of target, reflecting current-year performance, as well as his ongoing contribution to the long-term financial success of the Company and value of the Company’s portfolio.

Mr. George’s long-term compensation was 131% of target, reflecting current-year performance and his significant contribution to the long-term financial success of the Company and value of the Company portfolio, particularly in the area of portfolio transformation.

Mr. Tuomi’s long-term compensation was 123.7% of target, reflecting current-year performance and his contributions to the long-term financial success of the Company and value of the Company’s portfolio.

Mr. Parrell’s long-term compensation was 166.7% of target, reflecting 2007 performance, his contribution to the long-term success of the Company and his promotion to Executive Vice President and Chief Financial Officer, a greatly expanded role that significantly increases his potential for enhancing the Company’s future financial results.

The amounts of long-term compensation awards for the named executive officers are shown in the Summary Compensation Table below.

Share Awards. For all executive officers, 75% of long-term compensation is issued as Share Awards (or “restricted shares”). The number of restricted shares is determined by dividing the dollar value of the Share Award by the grant price. Share Awards vest in full upon completion of three years of continuous employment from the grant date, encouraging the retention of key executives. Dividends are paid on restricted shares at the same rate as on unrestricted common shares.

Option Awards. The remaining 25% of long-term compensation is issued as Option Awards. The Company believes that Option Awards are particularly well-suited to aligning executives’ interests with those of shareholders and for motivating future performance because Option Awards have no value unless the share price appreciates. The number of options is determined by dividing the dollar value of the Option Award by the option value per share. Option Awards vest over a period of three years of continuous employment at a rate of one-third of such award each year, providing further encouragement for the retention of key executives.

Pricing and Dates of Share Awards and Option Awards. The Company has a detailed policy establishing the grant date and valuation for its annual issuance of Share Awards and Option Awards. The Share Award value and the exercise price of the Option Awards shall be the price of the Company’s common shares at the close of business on the grant date approved by the Company’s Board. The

Company’s Chief Financial Officer and/or Chief Accounting Officer provides the Compensation Committee with management’s recommendation for the value of each option to be used in the Option Award, including all assumptions to be used. The Company uses the same valuation methodology for the value of each option as it uses to determine accounting expense for Option Awards in accordance with Statement of Financial Accounting Standards No. 123, Share-Based Payment, as revised (“SFAS 123 (R)”). The Company's Board, after reviewing the Compensation Committee's recommendation, then approves the grant date (which must be on or after the approval date and is typically one business day after the Company's release of its fourth quarter earnings), the value of each option, the allocation between Share Awards and Option Awards, and the annual salary increases and Share Awards and Option Awards for all employees, including its executive officers. Any grant date for out of cycle grants (i.e., an initial award to a new hire or an award to an existing employee in the case of a promotion) to the Company's executive officers requires the approval of the Compensation Committee and/or the Company’s Board.

Performance Share Unit Awards. For services performed for years prior to 2006, executive officers were granted Performance Share Unit Awards, which made up ten percent of their total compensation. The purpose was to promote the overall financial objectives of the Company and its shareholders by linking the financial interests of the executives to the achievement of long-term growth in shareholder value, and to continue their employment with the Company. The Performance Share Units gave the executive an opportunity to earn in common shares an amount as little as 0% to as much as 225% of the number of Performance Share Units earned, depending on Company performance, as more fully explained in the Executive Compensation section of this proxy.

The Company discontinued the awarding of Performance Share Units at year-end 2006 and did not award any such units for services performed during 2006 or 2007. The Company believes that the objectives of Performance Share Units are accomplished by Share Awards and Option Awards. The amount that previously would have been granted to each executive officer as Performance Share Units is now included in the 2007 long-term compensation, with 75% issued as Share Awards and the remaining 25% issued as Option Awards.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), limits the deductibility on the Company’s tax return of compensation over $1 million to any “covered employee” unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s shareholders. The Company believes that because it qualifies as a REIT under the IRC and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements of Section 162(m) will generally not materially affect the Company’s net income. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Supplemental Compensation Disclosure

In order to provide our shareholders with a more complete picture of the compensation of our named executive officers, we are providing additional compensation information not required by the SEC. First, we are furnishing a Supplemental Summary Compensation Table showing Mr. Neithercut’s total compensation for 2007 and 2006 using the grant date fair value of restricted shares, performance shares and options for services performed in 2007 and 2006. Second, we have included in the Grants of Plan-Based Awards table the grants of restricted shares and options made in February 2008 for services performed in 2007. The SEC rules only require the disclosure of such grants made in 2007, which in our case represents grants for services performed in 2006.

The new SEC disclosure rules require that the Company include in its Summary Compensation Table as 2007 and 2006 compensation the value of restricted shares, share options and performance share units expensed for financial reporting purposes in 2007 and 2006. Equity awards are expensed over the vesting period of the award. In general, the awards expensed in 2007 for our executive officers included portions of grants made in 2005, 2006 and 2007, and the awards expensed in 2006 included portions of grants made in 2004, 2005 and 2006. Accordingly, while the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table present payments made for services performed in 2007 and 2006, the restricted shares, performance shares and options presented in the table represent previously earned and disclosed compensation for years prior to 2007 and 2006, respectively. The following table sets forth the supplemental information for Mr. Neithercut.

SUPPLEMENTAL SUMMARY COMPENSATION TABLE FOR MR. NEITHERCUT

		SHARE AWARDS			Non-Equity Incentive	Change in Pension Value and Non-Qualified
Year	Salary	Restricted Shares (1)	Performance Shares (2)	Option Awards (3)	Plan Compensation (4)	Deferred Compensation Earnings	All Other Compensation	Total Compensation

2007	$625,000	$1,533,736	$0	$511,261	$500,000	$0	$17,178	$3,187,175

2006	600,000	1,706,222	0	568,777	900,000	0	16,381	3,791,380

(1)	Reflects the number of restricted shares granted for services performed in the listed years, multiplied by the closing price of the common shares on the grant date: 2007 – 39,765 shares valued at $38.57 per share; 2006 – 31,892 shares valued at $53.50 per share.

(2)	No performance share units were granted for services performed in 2007 or 2006 to Mr. Neithercut or any other executive officer.

(3)	Reflects the grant date fair value of the options granted for services performed in the listed years: 2007 – 125,309 options valued at $4.08 per option; 2006 – 90,859 options valued at $6.26 per option.

(4)	Reflects discretionary cash bonuses paid under the Company’s short-term compensation program for services performed in 2007 and 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis shown above and is satisfied that the analysis fairly and completely represents the philosophy, intent and actions of the committee with regard to executive compensation. Accordingly, we recommended to the Board that the analysis be included in this Proxy Statement.

Compensation Committee:

John W. Alexander,

Chair Boone A. Knox

Desiree G. Rogers

Sheli Z. Rosenberg

EXECUTIVE COMPENSATION

The following table shows the compensation paid or expensed with respect to our named executive officers during the year shown:

SUMMARY COMPENSATION TABLE

			Share Awards			Non- Equity Incentive	Change in Pension Value and Non-Qualified Deferred
Name and Principal Position	Year	Salary	Restricted Shares (1)	Performance Shares (1)	Option Awards (1)	Plan Compensation (2)	Compensation Earnings (3)	All Other Compensation (4)	Total Compensation
David J. Neithercut	2007	$625,000	$1,463,731	$249,158	$487,935	$500,000	$0	$17,178	$3,343,002
Chief Executive Officer & President	2006	600,000	1,157,490	373,626	385,843	900,000	0	16,381	3,433,340

Gerald A. Spector	2007	550,000	1,876,217	333,798	625,446	400,000	0	10,050	3,795,511
Executive Vice President & Chief Operating Officer (until December 2007)	2006	550,000	1,455,816	585,001	485,283	700,000	0	9,450	3,785,550

Alan W. George	2007	425,000	718,721	153,583	239,611	350,000	0	20,044	1,906,959
Executive Vice President & Chief Investment Officer	2006	350,000	643,100	255,195	214,398	500,000	0	13,199	1,975,892

Frederick C. Tuomi	2007	425,000	631,228	141,502	210,437	269,332	0	19,043	1,696,542
Executive Vice President & President-Property Management	2006	400,000	516,237	234,401	172,095	450,000	0	12,743	1,785,476

Mark J. Parrell (5)	2007	80,145	15,456	0	5,155	49,315	0	10,050	160,121
Executive Vice President & Chief Financial Officer (since October 2007)

Gregory H. Smith	2007	350,000	1,060,658	164,511	326,674	275,000	0	1,498,680	3,675,523
Executive Vice President – Portfolio Management (until January 2008)

Donna Brandin (6)	2007	246,400	382,766	100,840	72,014	185,000	0	603,300	1,590,320
Executive Vice President & Chief Financial Officer (until September 2007)	2006	350,000	122,322	15,329	67,692	275,000	0	18,782	849,125

(1)

Represents the compensation expense recognized by the Company in its Financial Statements, under SFAS 123(R), with respect to restricted shares, options and performance shares granted in prior years. In general under that rule, an equity award is expensed over the vesting period of the award. Thus, the 2006 numbers would typically include one-third of the grant date value of each of the 2004, 2005 and 2006 grants, while the 2007 numbers would typically include one-third of the grant date value of each of the 2005, 2006 and 2007 grants. The 2007 numbers for Mr. Smith and Ms. Brandin also reflect the accelerated vesting of their restricted shares, options and performance shares. See the Grants of Plan-Based Awards table below for the 2008 grants made for services performed in 2007. Assumptions used in the calculation of 2007 amounts are included in footnotes 2 and 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s

Annual Report on Form 10-K filed with the SEC on February 27, 2008. Assumptions used in the calculation of 2006 amounts are included in footnotes 2 and 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.

(2)	Represents discretionary cash bonuses paid by the Company for the year in which the services were performed, even though paid in February of the following year. Accordingly, the amounts listed for 2007 and 2006 consist of cash bonuses paid in February 2008 and 2007, respectively. For Ms. Brandin, 2007 includes a prorated cash bonus for services performed from January 2007 until her resignation from the Company in September 2007.

(3)	The named executives do not have pension benefits and are not entitled to above-market or preferential earnings on nonqualified deferred compensation.

(4)	Represents other benefits provided the named executive officers, including Company matching and profit sharing contributions to the Company's 401(k) plan, the payment of life insurance premiums, the cost of executive physicals (for Mr. Neithercut, Mr. George and Mr. Tuomi), moving expenses for Ms. Brandin in 2006, $600,000 cash severance paid to Ms. Brandin in 2007 in connection with her resignation from the Company and $1,481,250 cash severance paid to Mr. Smith in January 2008 in connection with the termination of his employment.

(5)	Represents the prorated compensation allocable to the period of time Mr. Parrell served as the Company's Chief Financial Officer during 2007. His annual salary at the time of his appointment as Chief Financial Officer in 2007 was $300,000, and his full discretionary cash bonus paid in February 2008 for services performed in 2007 was $200,000.

(6)	Donna Brandin was Executive Vice President and Chief Financial Officer of the Company from August 2004 until her resignation from the Company on September 14, 2007. John G. Lennox, Senior Vice President of Finance and Analysis of the Company, served as interim Chief Financial Officer of the Company for the approximately two-week period between Ms. Brandin’s resignation as the Company’s Chief Financial Officer and the formal appointment of Mr. Parrell as her replacement as Chief Financial Officer on October 2, 2007. Mr. Lennox did not receive any additional compensation for acting as interim Chief Financial Officer, as he held the position solely on an interim basis until Ms. Brandin's successor, Mr. Parrell, was appointed.

Performance Share Plan Awards

The Company currently has outstanding grants under the Company’s Performance Share Plan from 2006. Under these grants, the executive officers have the opportunity to earn in common shares an amount as little as 0% to as much as 225% of the target number of performance share units awarded them based on a three year valuation period from the date of grant. Effective January 1, 2007, the Company discontinued awarding new performance share awards. The number of common shares the executive actually receives on the third anniversary of the grant date will depend on the excess, if any, by which the Company’s Average Annual Return (i.e., the average of the common share dividends declared during each year as a percentage of the common share price as of the first business day of January of the three-year period and the average percentage increase in funds from operations (“FFO”) for each calendar year on a per share basis over the prior year) for the three performance years exceeds the average of the 10-year Treasury Note interest rate as of the first business day in January of each performance year (the “T-Note Rate”).

If the Company’s Average	less							greater
Annual Return exceeds the T-Note	than							than
Rate by:	0.99%	1-1.99%	2%	3%	4%	5%	6%	7%

Then the executive will receive common shares equal to the target number of units times the following %:	0%	50%	100%	115%	135%	165%	190%	225%

If the Company’s Average Annual Return exceeds the Average T-Note Rate by an amount which falls between any of the percentages set forth above in excess of the 2% threshold, the executive’s award will be determined by extrapolation between the two percentages. Fifty percent of the common shares to which an executive may be entitled under the performance share grants will vest, subject to the executive’s continued employment with the Company, on the third anniversary of the award (which will be the date the common shares are issued); twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The common shares will also fully vest upon the executive’s death, retirement after age 62, disability or upon a change in control of the Company. The owners of existing performance share units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units.

GRANTS OF PLAN-BASED AWARDS

The following table shows the number of shares and options granted the named executive officers in the calendar years 2007 and 2008. Pursuant to SEC rules, this table requires the disclosure of such grants made in 2007 for services performed in 2006 and prior years. Although not required by SEC rules, in order to more fully disclose the compensation for the named executives, this table also includes such grants made in February 2008 for services performed in 2007.

Name	Grant Date (1)(2)(3)(4)	Estimated Future Payouts of Shares Under Equity Incentive Plan Awards	Number of Shares Granted	Number of Options Granted	Exercise Price Per Option	Closing Price on Grant Date	Grant Date Fair Value of Shares and Option Awards (1)(2)(3)(4)
David J. Neithercut	1/3/2007	---	9,374	---	$---	$50.82	$476,387
	2/8/2007	---	31,892	---	---	53.50	1,706,222
	2/8/2007	---	---	90,859	53.50	53.50	568,777
	1/2/2008	---	14,612	---	---	36.43	532,315
	2/7/2008	---	39,765	---	---	38.57	1,533,736
	2/7/2008	---	---	125,309	38.57	38.57	511,261

Gerald A. Spector	1/3/2007	---	16,109	---	---	50.82	818,659
	2/8/2007	---	32,943	---	---	53.50	1,762,451
	2/8/2007	---	---	93,857	53.50	53.50	587,545
	1/2/2008	---	18,788	---	---	36.43	684,447
	2/7/2008	---	42,779	---	---	38.57	1,649,986
	2/7/2008	---	---	134,807	38.57	38.57	550,013

Alan W. George	1/3/2007	---	7,147	---	---	50.82	363,211
	2/8/2007	---	14,719	---	---	53.50	787,467
	2/8/2007	---	---	41,938	53.50	53.50	262,532
	1/2/2008	---	8,349	---	---	36.43	304,154
	2/7/2008	---	18,959	---	---	38.57	731,249
	2/7/2008	---	---	59,742	38.57	38.57	243,747

Frederick C. Tuomi	1/3/2007	---	6,327	---	---	50.82	321,538
	2/8/2007	---	14,719	---	---	53.50	787,467
	2/8/2007	---	---	41,938	53.50	53.50	262,532
	1/2/2008	---	7,827	---	---	36.43	285,138
	2/7/2008	---	17,897	---	---	38.57	690,287
	2/7/2008	---	---	56,396	38.57	38.57	230,096

Mark J. Parrell	2/8/2007	---	1,604	---	---	53.50	85,814
	2/8/2007	---	---	4,569	53.50	53.50	28,602
	2/7/2008	---	4,861	---	---	38.57	187,489
	2/7/2008	---	---	15,321	38.57	38.57	62,510

Gregory H. Smith	1/3/2007	---	4,920	---	---	50.82	250,034
	2/8/2007	---	9,112	---	---	53.50	487,492
	2/8/2007	---	---	25,959	53.50	53.50	162,503
	1/2/2008	---	5,218	---	---	36.43	190,092
	2/7/2008	---	11,180	---	---	38.57	431,213
	2/7/2008	---	---	35,242	38.57	38.57	143,787

Donna Brandin	2/8/2007	---	5,257	---	---	53.50	281,250
	2/8/2007	---	---	14,976	53.50	53.50	93,750
	10/1/2007	---	3,097	---	---	42.90	132,861

(1)	1/3/07 Grant. Reflects the restricted shares issued on January 3, 2007 pursuant to the Company’s 2004 grant of performance shares for the three calendar year valuation period ending December 31, 2006, which resulted in a payout of 137.10% of such grant. The performance share grant was approved by the Board on January 27, 2004. Fifty percent of the awarded shares were issued as restricted shares, vest equally over two years, and are reflected in this table. Dividends are paid on restricted shares at the same rate as on unrestricted common shares. The remaining fifty percent of the shares vested upon issuance, are reflected in this table, and are reflected in the “Options Exercises and Shares Vested during 2007” table.

(2)	2/8/07 Grant. This grant of restricted shares and options for services performed in 2006 was approved by the Board on January 15, 2007. The dollar value of the restricted shares, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. The grant date fair value of $6.26 per option was calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 5 years, a volatility of 18.87%, a risk-free interest rate of 4.74%, and a dividend yield of 5.41%.

(3)	1/2/08 Grant. Reflects the restricted shares issued on January 2, 2008 pursuant to the Company’s 2005 grant of performance shares for the three calendar year valuation period ending December 31, 2007, which resulted in a payout of 165.75% of such grant. The performance share grant was approved by the Board on January 31, 2005. Fifty percent of the awarded shares were issued as restricted shares, vest equally over two years, and are reflected in this table. The remaining fifty percent of the shares vested upon issuance and are reflected in this table.

(4)	2/7/08 Grant. This grant of restricted shares and options for services performed in 2007 was approved by the Board on January 29, 2008. The dollar value of the restricted shares, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. The grant date fair value of $4.08 per option was calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 5 years, a volatility of 20.25%, a risk-free interest rate of 2.67%, and a dividend yield of 4.95%. As further discussed in “Named Executive Officer Departures”, Mr. Smith's shares and options immediately vested upon their issuance.

(5)	10/1/07 Grant. Reflects the shares issued on October 1, 2007 to Ms. Brandin pursuant to the Company’s 2005 and 2006 grant of performance shares for the valuation period ending September 30, 2007, which resulted in a payout of 141.3% for the 2005 grant and 100% for the 2006 grant. As further discussed in “Named Executive Officer Departures”, Ms. Brandin’s shares immediately vested upon their issuance.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards				Share Awards
	Number of Unexercised Options		Option Exercise Price	Option Expiration Date (1)	Number of Unvested Restricted	Market Value of Unvested Restricted	Equity Incentive Plan Awards: Number of Unearned	Equity Incentive Plan Awards: Market Value of Unearned
Name	Exercisable	Unexercisable			Shares	Shares (2)	Performance Shares (3)	Performance Shares (3)
David J. Neithercut					110,981	$4,047,477	18,876	$688,408
	99,246	0	$20.09	1/18/2009
	65,282	0	21.06	1/24/2010
	67,704	0	25.84	1/18/2011
	65,000	0	27.60	7/11/2011
	79,965	0	27.20	1/16/2012
	100,987	0	23.55	2/7/2013
	116,151	0	29.25	1/27/2014
	92,806	46,404	31.76	2/3/2015
	41,667	83,336	42.80	2/3/2016
	0	90,859	53.50	2/8/2017

Total:	728,808	220,599			110,981	4,047,477	18,876	688,408

Gerald A. Spector					128,381	4,682,055	22,993	838,555
	54,742	0	25.84	1/18/2011
	200,000	0	27.60	7/11/2011
	165,444	0	27.20	1/16/2012
	51,316	0	23.55	2/7/2013
	203,906	0	29.25	1/27/2014
	125,631	62,816	31.76	2/3/2015
	39,298	78,598	42.80	2/3/2016
	0	93,857	53.50	2/8/2017

Total:	840,337	235,271			128,381	4,682,055	22,993	838,555

Alan W. George					57,462	2,095,639	10,568	385,415
	46,176	0	27.20	1/16/2012
	71,711	0	23.55	2/7/2013
	82,696	0	29.25	1/27/2014
	51,458	25,730	31.76	2/3/2015
	19,946	39,894	42.80	2/3/2016
	0	41,938	53.50	2/8/2017

Total:	271,987	107,562			57,462	2,095,639	10,568	385,415

Frederick C. Tuomi					50,130	1,828,241	9,871	359,995
	42,536	0	25.84	1/18/2011
	65,000	0	27.60	7/11/2011
	54,687	0	27.20	1/16/2012
	65,268	0	29.25	1/27/2014
	44,193	22,097	31.76	2/3/2015
	15,306	30,612	42.80	2/3/2016
	0	41,938	53.50	2/8/2017

Total:	286,990	94,647			50,130	1,828,241	9,871	359,995

Mark J. Parrell					4,328	157,842	0	0
	2,215	0	29.25	1/27/2014
	4,111	2,056	31.76	2/3/2015
	1,341	2,682	42.80	2/3/2016
	0	4,569	53.50	2/8/2017

Total:	7,667	9,307			4,328	157,842	0	0

Gregory H. Smith					29,163	1,063,575	6,620	241,431
	4,600	0	21.06	1/24/2010
	43,520	0	25.84	1/18/2011
	65,000	0	27.60	7/11/2011
	50,091	0	27.20	1/16/2012
	45,921	0	23.55	2/7/2013
	43,697	0	29.25	1/27/2014
	22,096	11,049	31.76	2/3/2015
	8,985	17,971	42.80	2/3/2016
	0	25,959	53.50	2/8/2017

Total:	283,910	54,979			29,163	1,063,575	6,620	241,431

(1)	All options, which are granted ten years prior to the stated expiration date, vest in equal installments over three years.

(2)	The dollar amount shown equals the number of outstanding restricted shares at December 31, 2007 multiplied by $36.47, the fair market value of the common shares at December 31, 2007. Restricted shares vest in full on the third anniversary of the grant date, except for the restricted shares awarded under the Company’s Performance Share Plan at the end of the three-year valuation period, for which fifty percent vest upon issuance and the remaining fifty percent vest equally over two years.

(3)	Represents the number and value of unearned common shares under the Company's outstanding Performance Share grants as of December 31, 2007 using a $36.47 price (the fair market value of the common shares at that date) and the following valuations: The final valuation of 165.75% of target for the 2005 grants, which by their terms was valued as of January 1, 2008, and the estimated valuation of 50% of target for the 2006 grants, assuming these grants were valued as of December 31, 2007, instead of the contractual valuation date of December 31, 2008. As described in the “Performance Share Plan Awards” section above, the actual amount of shares that could be issued as of the valuation date, based on the Company’s performance, could range from 0% to 225% of the target amount.

The following table shows the value realized by the named executive officers upon exercise of options and the vesting of shares during 2007. These option and share awards were granted to the named executives in previous years, and were not part of their 2007 compensation package.

OPTION EXERCISES AND SHARES VESTED DURING 2007

	Option Awards		Share Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
David J. Neithercut	0	$0	34,327	$1,816,652

Gerald A. Spector	0	0	60,839	3,291,765

Alan W. George	0	0	24,965	1,320,086

Frederick C. Tuomi	0	0	20,428	1,078,694

Mark J. Parrell	0	0	1,538	84,667

Gregory H. Smith	0	0	13,941	735,625

Donna Brandin	30,182	283,663	18,530	757,553

(1)	Reflects the vesting of restricted shares granted in 2004 for services performed in 2003, as well as the vesting of restricted shares issued under the Company’s 2003 and 2004 performance share grants.

PENSION BENEFITS

The Company does not have a pension plan. Accordingly, there are no pension benefits to disclose for the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the current value of the compensation previously earned and deferred by the named executive officers to the Company’s employee funded Deferred Compensation Plan. As the Company has not made any contributions to the Plan since its inception in 1995 and does not guaranty any investment return, the balances shown are comprised entirely of contributions made by the executive officers from their salary, bonus or vested restricted share awards for prior years and the earnings on those amounts. A substantial portion of the balances shown is invested in the Company’s common shares.

Name	Executive Contributions in 2007 (1)	Company Contributions in 2007	Earnings/(Losses) in 2007	Withdrawals/ Distributions in 2007	Balance at December 31, 2007
David J. Neithercut	$0	$0	($1,251,304)	$0	$9,965,565
Gerald A. Spector	0	0	(4,692,877)	0	18,247,604
Alan W. George	0	0	(40,419)	0	9,956,788
Frederick C. Tuomi	45,000	0	(1,466,450)	0	6,330,674
Mark J. Parrell	132,780	0	(15,204)	0	441,203
Gregory H. Smith	0	0	(1,548,581)	0	5,739,632
Donna Brandin	41,882	0	10,375	0	239,339

(1)	Portions of the amounts in this column are also included in the compensation reported in the Summary Compensation Table.

The Plan allows all Company employees with an annual salary of $105,000 or above to defer receipt of up to 25% of their base salary and up to 100% of their annual cash bonus and restricted shares upon vesting. Any deferred compensation is deposited by the Company directly with the independent trustee of the Plan, and invested, at the option of the participant, in Company common shares or in a limited number of independent mutual funds. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the Plan will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death or change in control.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The following table discloses the potential payments that would be provided each named executive officer (other than Ms. Brandin, Mr. Smith and Mr. Spector) under the Company’s compensation and benefit plans and arrangements in the event of a termination of employment (as defined below) or Change in Control of the Company on December 31, 2007. As Ms. Brandin, Mr. Smith and Mr. Spector were not employed by the Company as of the date of this proxy statement and as quantitative disclosure of the amounts payable to them in connection with their termination of employment with the Company has been provided below, the Company has not included them in this table.

Event	David J. Neithercut	Alan W. George	Frederick C. Tuomi	Mark J. Parrell

Change in Control without termination:
• Cash Severance	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—
• Unvested Equity Awards (1)	$5,689,244	$2,994,404	$2,655,189	$167,526
• Health Care Benefits	—	—	—	—
• Excise Tax Gross-Up (2)	0	0	0	0

Total:	$5,689,244	$2,994,404	$2,655,189	$167,526

Change in Control with termination:
• Cash Severance (3)	$3,074,999	$1,800,000	$1,818,750	$0
• Accrued Bonus and LTC (4)	3,281,250	1,062,500	1,062,500	0
• Unvested Equity Awards (1)	5,689,244	2,994,404	2,655,189	167,526
• Health Care Benefits	36,953	36,272	31,237	0
• Excise Tax Gross-Up (2)	0	0	0	0

Total:	$12,082,446	$5,893,176	$5,567,676	$167,526

Termination by Company for
Cause; Resignation by Employee without Good Reason:
• Cash Severance	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—
• Unvested Equity Awards	—	—	—	—
• Health Care Benefits	—	—	—	—

Total:	$0	$0	$0	$0

Termination by Company without Cause within 3 years of appointment of new CEO; Resignation by Employee for Good Reason:
• Cash Severance (3)	—	$1,800,000	$1,818,750	$0
• Accrued Bonus and LTC (4)	—	1,062,500	1,062,500	0
• Unvested Equity Awards (1)	—	2,994,404	2,655,189	0
• Health Care Benefits	—	36,272	31,237	0

Total:	$0	$5,893,176	$5,567,676	$0

Termination due to Death or Disability:
• Cash Severance	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—
• Unvested Equity Awards (1)	$5,689,244	$2,994,404	$2,655,189	$167,526
• Health Care Benefits	—	—	—	—

Total:	$5,689,244	$2,994,404	$2,655,189	$167,526

(1)	Pursuant to the Company’s Share Incentive Plans, upon a change in control of the Company, or upon the employee’s death or disability, all the Company’s employees receive accelerated vesting of unvested share options and outstanding restricted shares and performance share unit awards (at the maximum allowable amount). The dollar amount shown equals: (i) the number of outstanding restricted shares and performance share grants (at the maximum 225% amount) at December 31, 2007 multiplied by $36.47, the fair market value of the common shares as of that date; and (ii) the in-the-money value of unvested share options at December 31, 2007 (the $36.47 fair market value price of a common share less the option exercise price of in-the-money options).

(2)	Upon a change in control of the Company, the executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code to the extent that the present value of certain change in control payments received by the executive pursuant to the change in control of the Company equals or exceeds an amount equal to the prior five year average of the executive's form W-2 compensation. The Company has agreed to reimburse the executives (excluding Mr. Parrell) pursuant to the Change in Control/Severance Agreements described below for those excise taxes as well as any income and excise taxes payable by the executives as a result of any reimbursements for such taxes. No such excise taxes are due in the event of the termination of an executive’s employment for reasons other than a change in control of the Company.

(3)	The cash severance due each named executive as a multiple of base salary and average bonus is: 2.25 for Mr. Neithercut, Mr. Tuomi and Mr. George; and 0 for Mr. Parrell.

(4)	Represents the target cash bonus and the target long-term compensation grant of restricted shares and options for the year of termination.

Amounts Not Shown in Table

The amounts shown in the table do not include the following:

•	Distributions of plan balances under the Company’s deferred compensation plan as shown in the Nonqualified Deferred Compensation table; and

•

Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) the value of accelerated vesting of unvested equity grants upon retirement at or after age 62. Under the Company’s Share Incentive Plans, employees who terminate employment while retirement-eligible receive accelerated vesting of outstanding unvested share options, performance share awards and restricted shares. These employees also have the balance of the ten year option period to exercise any vested options.

Change in Control/Severance Agreements

The Company has Change in Control/Severance agreements (the “CIC Agreements”) with the named executive officers (excluding Mr. Parrell) that become effective upon either a “Change in Control” or for all named executives other than Mr. Neithercut, termination of employment within three years following the hiring of a new Chief Executive Officer. A Change in Control will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In 1999, an independent consultant gave a presentation to the Board recommending that the Company adopt change-in-control agreements to ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition. The consultant indicated that its recommendations were consistent with competitive practice in the general industry. The Board approved the consultant’s recommendations and thereafter entered into change-in-control agreements with each of its top executive officers at that time which entitled them to severance payments in the event of their termination following a Change in Control. In 2001, in connection with the announced future retirement of the Company’s then Chief Executive Officer, the Board approved amending these change-in-control agreements to also provide for the payment of benefits in the event such executives were terminated within three (3) years following the appointment of a new Chief Executive Officer. The Board did this to ensure a smooth transition of the senior management team to the new Chief Executive Officer. For Ms. Brandin, her change-in-control agreement was negotiated in connection with her hire from an independent third company.

In the event that an executive is dismissed without Cause or resigns for Good Reason during the three-year period following the effective date of the Change in Control or, for all named executives other than Mr. Neithercut, during the three-year period following the hiring of a new Chief Executive Officer, he or she will entitled to all accrued but unpaid compensation, a prorated bonus and long-term compensation grant through date of termination, and a lump sum cash severance payment equal to a multiple (2.25 for Mr. Neithercut, Mr. Tuomi, Mr. George and Mr. Smith, 1.0 for Ms. Brandin, and 0 for Mr. Parrell) of the executive’s annual base salary plus the average of the executive’s annual bonus for the last three fiscal years.

In addition, all options, restricted shares and performance shares would immediately vest, with performance shares vesting at the maximum of 225%. The executive is also entitled to continued medical, dental, life and disability benefits for the remainder of the applicable time period. If any payments made to an executive would result in an excise tax imposed by Section 4999 of the IRC, the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he or she would have been in if the excise tax did not apply to such amounts. The Company's termination of an executive is for Cause if: (i) the executive has been convicted of a felony or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than thirty days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company. A termination by an executive is for Good Reason (and is thus treated the same as the termination by the Company without Cause) if it results from: (i) a material diminution in the executive's status, position or responsibilities; (ii) any reduction in the executive's base salary or overall compensation and benefits; (iii) the relocation of the executive's home office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company's insolvency, or any purported termination of the executive's employment for Cause which does not comply with the CIC Agreement.

Named Executive Officer Departures

Ms. Brandin. Ms. Brandin resigned her position as Executive Vice President and Chief Financial Officer of the Company effective as of September 14, 2007. In connection with her resignation, the Company and Ms. Brandin entered into a Resignation Agreement dated as of September 5, 2007. Pursuant to this agreement, Ms. Brandin received (i) a cash bonus for services provided during 2007 of $185,000; (ii) cash severance of $600,000, representing one times her current annual salary and average bonus; (iii) immediate vesting of all share options, restricted shares and performance shares; and (iv) continued health benefits for up to one year. The September 14, 2007 value of her unvested equity awards was $596,553. Ms. Brandin also released the Company and its affiliates from all potential claims and agreed to non-competition and employee non-solicitation covenants for a period of one year following her resignation.

Mr. Smith. Mr. Smith’s employment with the Company was terminated by the Company without cause effective as of January 2, 2008. In connection with his termination of employment, Mr. Smith and the Company entered into a Release Agreement dated as of December 20, 2007. Pursuant to this agreement and Mr. Smith's existing CIC Agreement, Mr. Smith received: (i) a $275,000 cash bonus and a $575,000 grant of immediately vesting shares and options for services provided during 2007; (ii) cash severance of $1,481,250, representing 2.25 times his current annual salary and average bonus; (iii) immediate vesting of all share options and restricted shares, with any performance shares to be valued and vested in the normal course of business; (iv) 5 years to exercise any vested options (or the 10th anniversary date of the option grant, if earlier); and (v) continued health benefits for up to 2.25 years. The December 31, 2007 value of his unvested equity awards was $1,357,047. Mr. Smith also released the Company and its affiliates from all potential claims and agreed to an employee non-solicitation covenant for a period of 18 months following his termination.

Mr. Spector. Mr. Spector retired as Executive Vice President and Chief Operating Officer of the Company effective as of December 31, 2007 and was appointed as Vice Chairman of the Board effective as of January 1, 2008. In connection with his retirement, Mr. Spector and the Company entered into a Retirement Agreement dated as of October 30, 2007. This agreement terminated Mr. Spector’s CIC Agreement and confirmed that Mr. Spector: (i) would remain eligible for a cash bonus and long-term compensation grant for his services performed in 2007 in accordance with the customary year-end evaluation process for all executive officers; and (ii) will receive the same compensation as the other non-employee trustees (other than the Chairman of the Board) for his service as Vice Chairman of the Board beginning January 1, 2008. This agreement also provides that Mr. Spector will remain eligible for all retirement benefits, provided he does not voluntarily leave the Board prior to age 62 in late 2008, under: (a) the Company’s Share Incentive Plan (accelerated vesting of outstanding unvested share options, performance share awards and restricted shares upon age 62, with the balance of the ten year option period to exercise any vested options); and (b) his Deferred Compensation Agreement and Retirement Benefits Agreement as hereinafter discussed. The December 31, 2007 value of his unvested equity awards was $5,816,473.

Deferred Compensation Agreement with Mr. Spector

The Company entered into a Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a ten year salary benefit after the termination of his employment with the Company, based upon his prior 15 years of service with the Company. Provided Mr. Spector does not voluntarily leave the Board prior to age 62 in late 2008, the current estimate of Mr. Spector’s ten annual installment payments to commence on January 1, 2009 is $643,887, which amount is subject to increase by a CPI index through December 31, 2008. The present value estimate of these payments at 6.525% is $4,774,221 as of December 31, 2007.

Retirement Benefits Agreements

The Company has entered into Executive Retirement Benefits Agreements with the persons named in the Summary Compensation Table (excluding Ms. Brandin and Mr. Parrell). These agreements provide that, if either the named executive retires from the Company after reaching age 62 or is terminated as a result of a Change in Control after reaching age 62, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as for any other active employee.

TRUSTEE COMPENSATION

The following table shows the compensation paid or expensed with respect to our non-employee trustees during 2007:

Name	Annual Cash Fee (1)	Annual Committee Fees (1)	Restricted Share Awards (2) (3)	Option Awards (2) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	Total

Samuel Zell,	$0	$0	$2,437,468	$812,529	$0	$3,249,997
Chairman (5)
Sheli Z. Rosenberg,	70,000	8,000	49,982	18,764	0	146,746
Lead Trustee (1)
John W. Alexander	50,000	18,500	49,982	18,764	0	137,246
Charles L. Atwood	50,000	23,500	49,982	18,764	0	142,246
Stephen O. Evans	50,000	23,000	49,982	18,764	0	141,746
James D. Harper, Jr.	25,000	5,000	49,985	6,253	0	86,238
Boone A. Knox	50,000	9,500	59,353	18,764	0	137,617
John E. Neal	50,000	6,000	35,575	20,935	0	112,510
Desiree G. Rogers	50,000	8,000	49,982	18,764	0	126,746
B. Joseph White	50,000	10,000	49,982	18,764	0	128,746

Total:	$445,000	$111,500	$2,882,273	$971,065	$0	$4,409,838

(1)	Our non-employee trustees (other than our Chairman, Mr. Zell), receive an annual cash retainer of $50,000 and an annual retainer of $75,000 of options and restricted shares, as further described in footnote 3 below. Mr. Zell received a grant of $2,600,000 of options and restricted shares for his services as the Company's Chairman of the Board during 2007, as further described in footnote 3 below. Our employee trustees, Mr. Neithercut and Mr. Spector, received no additional compensation for their services as Trustees during 2007. Ms. Rosenberg currently receives an additional cash fee of $20,000 for serving as the Company's Lead Trustee. Trustees who served on the Audit Committee received an additional $6,000 in cash per year for their service. Trustees who served on the Compensation, Corporate Governance or Executive Committee received an additional $4,000 in cash per year for each committee on which they served. The chair of the Audit Committee received an additional $17,500 in cash per year and the chairs of the Compensation and Corporate Governance Committees each received an additional $10,500 in cash per year. Mr. Zell does not receive a fee for acting as Chair of the Executive Committee.

(2)	Represents the compensation expense recognized by the Company in its Financial Statements, under SFAS 123(R), with respect to restricted shares and options granted in prior years. In general under that rule, an equity award is expensed over the vesting period of the award. Thus, these amounts typically include one-third of the grant date value of each of the 2005, 2006 and 2007 grants. Assumptions used in the calculation of these amounts are included in footnotes 2 and 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2008.

(3)

Each non-employee trustee (with the exception of Mr. Harper who retired from the Board in May 2007 and Mr. Zell) received an annual long-term incentive grant of $75,000 on February 7, 2008, which was allocated 25% to options and 75% to restricted shares, utilizing the same valuation criteria and the same ratio of options and restricted shares as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Accordingly, each non-employee trustee received 1,458 restricted shares valued at $56,235 ($38.57 per share) and

4,599 share options valued at $18,764 ($4.08 per option). Mr. Zell received an annual long-term incentive grant on February 7, 2008 of $2,600,000 of options and restricted shares for his services performed in 2007 as Chairman of the Board. Accordingly, Mr. Zell received 50,557 restricted shares valued at $1,949,983 ($38.57 per share) and 159,317 share options valued at $650,013 ($4.08 per option). The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business related expenses. Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service. The restricted shares were granted at a share price equal to the closing price of the common shares on the grant date and vest in full on the third anniversary of the grant date. Dividends are paid on restricted shares at the same rate as on unrestricted common shares. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over six months, one year and two years from the grant date, with the exception of Mr. Zell’s options which vest in equal installments over a three year period. For non-employee trustees retiring from the Board or completing a scheduled term on the Board without re-nomination, vesting of all outstanding options and restricted shares granted as compensation for serving as a trustee is accelerated, and options may be exercised through the expiration of the exercise period (i.e, ten years from the grant date).

(4)	The Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation. The Company has an optional deferred compensation plan in which trustees may participate. The trustees may defer receipt of any percentage of their annual cash compensation, which amount is then deposited into the Company’s SERP on a tax-deferred basis. These deferred funds (as well as any cash trustee fees that are not deferred) may be used to purchase Company common shares under the Company’s Employee Share Purchase Plan (the “ESPP”) at the applicable discounted purchase price under the plan not to exceed $100,000 per year. Each trustee is immediately 100% vested in his or her acquired ESPP shares held in the SERP and is allowed to begin withdrawals over a one-to-ten-year period following termination of his or her trusteeship. The trustees may also elect to defer receipt of their restricted shares to the SERP prior to the vesting of the shares. Non-employee trustees do not participate in the Company’s profit sharing or 401(k) Plan and do not receive any matching contributions on any trustee compensation.

(5)	The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001. The Retirement Benefits Agreement provides Mr. Zell with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten-year period commencing on the termination date. The present value of these payments at 6.525%, assuming the termination of Mr. Zell’s employment as of December 31, 2007, is $4,258,152. Should Mr. Zell be terminated for cause, he would not be entitled to any retirement benefit.

The following table shows the aggregate number of outstanding restricted shares and options of each non-employee trustee at December 31, 2007:

Name	Restricted Shares	Unvested Options	Vested Options
Samuel Zell	179,257	360,752	2,207,247
Sheli Z. Rosenberg	3,545	3,481	65,158
John W. Alexander	3,545	3,481	71,996
Charles L. Atwood	3,545	3,481	19,664
Stephen O. Evans	3,545	3,481	4,062
James D. Harper, Jr.	0	0	65,644
Boone A. Knox	3,545	3,481	25,158
John E. Neal	2,165	3,330	3,660
Desiree G. Rogers	3,545	3,481	8,705
B. Joseph White	3,545	3,481	40,158

Total:	206,237	388,449	2,511,452

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2007, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2007, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

In reliance on the discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

Audit Committee:

Charles L. Atwood, Chair

Stephen O. Evans

John E. Neal

B. Joseph White

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Ethics and Business Conduct (the “Code”) provides that employees (including executive officers) and trustees of the Company should avoid conflicts of interest with regard to their own or the Company’s interest. Under the Code, a conflict of interest exists whenever an individual’s private interests interfere or are at odds with the interests of the Company. Such a conflict can arise when (i) an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively, or (ii) an employee or member of his or her family receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. For purposes of the Code, the “interests” of each employee include any interests of his or her “immediate family,” defined as spouse, same-sex domestic partner, children, parents, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law. Any waiver of the provisions of the Code for executive officers or trustees may only be made by the Board of Trustees or the Audit Committee, and any such waiver will be disclosed as required by law or regulation and the rules of the New York Stock Exchange. The Audit Committee has responsibility for reviewing the Company’s policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. No executive officers are indebted to the Company under any Company loans. The following are the Company’s related party transactions:

•

The Company’s management company manages a multifamily residential community owned by an affiliate of Mr. Zell on terms equivalent to a third party transaction. The property management fees received from such affiliate were $260,852 for 2007.

•

The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell on terms equivalent to a third party transaction. Amounts incurred for such office space and related office facility services in 2007 were $2,937,919.

OTHER MATTERS

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

By Order of the Board of Trustees

Yasmina Duwe
First Vice President, Associate General Counsel and Secretary

Chicago, Illinois

April 17, 2008

EQUITY RESIDENTIAL TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606

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EQUITY RESIDENTIAL THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐	__________________________________
1. Election of Trustees to the Board.

Nominees for Trustees:

(01) John W. Alexander	(07) Desiree G. Rogers
(02) Charles L. Atwood	(08) Sheli Z. Rosenberg
(03) Stephen O. Evans	(09) Gerald A. Spector
(04) Boone A. Knox	(10) B. Joseph White
(05) John E. Neal	(11) Samuel Zell
(06) David J. Neithercut

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2:	For	Against	Abstain

2. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2008.	☐	☐	☐

In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted “FOR” all Nominees for Trustee in Proposal 1 and “FOR” Proposal 2 and otherwise in the discretion of the Representatives.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐		Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy.	☐	☐
	Yes	No			Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of the Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

EQUITY RESIDENTIAL

Two North Riverside Plaza

Chicago, Illinois 60606

Annual Meeting of Shareholders – June 10, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) DAVID J. NEITHERCUT and YASMINA DUWE, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 1:00 p.m., local time, on June 10, 2008, at Two North Riverside Plaza, Suite 2400, Chicago, Illinois, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares.

If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted “FOR” all Nominees for Trustee in Proposal 1 and “FOR” Proposal 2, and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

Address Changes/Comments: ________________________________________________________________________

____________________________________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)